EXHIBIT 11.1

                       CAMDEN PROPERTY TRUST
              COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share amounts)

                                  Three Months      Six Months
                                  Ended June 30,  Ended June 30,
                                 ---------------  --------------
                                  1996    1995     1996    1995
                                 ------  ------   ------  ------
SIMPLE EARNINGS PER SHARE
  Weighted Average Common Shares
    Outstanding                  14,463  14,341   14,460  14,278
                                 ======  ======   ======  ======
      Simple Earnings Per Share  $ 0.24  $ 0.22   $ 0.12  $ 0.43
                                 ======  ======   ======  ======
PRIMARY EARNINGS PER SHARE
  Weighted Average Common Shares
    Outstanding                  14,463  14,341   14,460  14,278
  Shares Issuable from Assumed
    Conversion of:
    Common Share Options and
     Awards Granted and
     Outstanding                     48      12       52      12
    Convertible Preferred Shares      -      85        -      85
                                 ------  ------   ------  ------

  Weighted Average Common Shares
    Outstanding, as Adjusted     14,511  14,438   14,512  14,375
                                 ======  ======   ======  ======
      Primary Earnings Per
       Share                     $ 0.24  $ 0.22   $ 0.12  $ 0.43
                                 ======  ======   ======  ======

FULLY DILUTED EARNINGS PER SHARE(*)
  Weighted Average Common Shares
   Outstanding                   14,463  14,341   14,460  14,278
  Shares Issuable from Assumed
   Conversion of:
    Common Share Options  and
     Awards Granted and
     Outstanding                     88      21       85      17
    Convertible Preferred Shares      -      85        -      85
    Convertible Subordinated
     Debentures                   1,830   1,835    1,833   1,835
                                 ------  ------   ------  ------
  Weighted Average Common Shares
   Outstanding, as Adjusted      16,381  16,282   16,378  16,215
                                 ======  ======   ======  ======
    Fully Diluted Earnings Per
     Share                       $ 0.27  $ 0.25   $ 0.21  $ 0.50
                                 ======  ======   ======  ======

EARNINGS FOR SIMPLE, PRIMARY AND FULLY
  DILUTED COMPUTATION:
  Earnings to Common Shareholders
  (Simple Earnings Per Share
   Computation)                  $3,498  $3,099   $1,748  $6,204
  Dividends on Convertible
   Preferred Shares                   -      10        4      20
                                 ------  ------   ------  ------
  Earnings (Primary Earnings
   Per Share Computation)         3,498   3,109    1,752   6,224
  Interest on Convertible
   Subordinated Debentures          756     807    1,563   1,683
  Convertible Subordinated
   Debenture Cost Amortization       80      80      159     166
                                 ------  ------   ------  ------
  Earnings (Fully Diluted
   Earnings Per Share
   Computation)                  $4,334  $3,996   $3,474  $8,073
                                 ======  ======   ======  ======
- ------------
(*)Fully diluted earnings per share of beneficial interest is not dilutive and is not presented in the Consolidated Statement of Operations.